Exhibit 99.1

 Superior Essex Inc. Reports Strong Revenue Growth and Profitability Gains for
                          Third Consecutive Quarter@<

    ATLANTA, Nov. 3 /PRNewswire-FirstCall/ -- Superior Essex Inc. (OTC Bulletin
Board: SESX.OB), one of the largest wire and cable companies in North America, today reported revenues of $382 million for the quarter ended September 30, 2004 and net income of $3.5 million, or $0.21 per diluted share, which was after deducting $0.06 per diluted share in costs associated with its recent acquisition of Belden's Communications cable assets and restructuring items and other charges (net of other credits).

    "For the third consecutive quarter we reported impressive sequential and year-over-year growth in revenues and profitability," noted Stephen M. Carter, Chief Executive Officer of Superior Essex Inc. "We achieved copper adjusted revenue growth of 27% compared to the third quarter of 2003. Excluding incremental revenues from the Belden and Nexans asset acquisitions, copper adjusted revenues still grew more than 7% for the quarter. This revenue growth was accompanied by strengthening copper adjusted margins and significant growth in operating income."

    In a separate news release issued today, the Company announced that it has received approval for a listing on the NASDAQ National Market. The Company anticipates that its common stock will begin trading on November 9, 2004 under the symbol NASDAQ: SPSX.

    Financial Results Presentation

    Superior Essex Inc. ("Superior Essex" or the "Company") was incorporated in 2003, and on November 10, 2003 acquired the assets of, and the businesses formerly conducted by, Superior TeleCom Inc. ("Superior TeleCom") through a Plan of Reorganization under Chapter 11 of the Bankruptcy Code. Superior TeleCom's historical results for the three and nine month periods ended September 30, 2003 are being presented along with the results of Superior Essex for the same periods in 2004. The historical financial results of Superior TeleCom are not necessarily comparable with the financial results of Superior Essex due to the adoption by Superior Essex of "fresh-start" reporting and the significant change in capital structure resulting from the Plan of Reorganization.

    Third Quarter and Year-to-Date Financial Results

    For the quarter ended September 30, 2004, Superior Essex reported revenues of $382 million, compared to revenues of $248 million reported by Superior TeleCom in the third quarter of 2003. The increase in revenues included the impact of higher copper prices in 2004 as well as incremental revenues from the Belden and Nexans asset acquisitions. Adjusted to a constant cost of copper, third quarter 2004 consolidated revenues grew 27% compared to the third quarter of 2003.

    Net income for the third quarter of 2004 was $3.5 million or $0.21 per diluted share. Net income included deductions of $1.5 million ($0.9 million or $0.06 per diluted share after tax) for costs associated with its recent acquisition of Belden's Communications cable assets and for restructuring items and other charges (net of other credits), which are identified below. Operating income was $13.0 million in the 2004 third quarter as compared to $5.2 million in the 2003 third quarter. Adjusted EBITDA, a non-GAAP financial measure (defined in the attached tables), was $20.4 million for the 2004 third quarter as compared to $14.5 million in the prior year third quarter and $17.5 million in the 2004 second quarter.

    For the nine months ended September 30, 2004, Superior Essex reported revenues of $1.04 billion, compared to $746 million reported by Superior TeleCom in the first nine months of 2003. Adjusted to a constant cost of copper, revenues increased 15% for the 2004 nine month period as compared to the prior year nine month period.

    Net income for the first nine months of 2004 was $6.9 million or $0.42 per diluted share. Net income included deductions of $4.3 million ($2.6 million or $0.16 per diluted share after tax) for costs associated with its recent acquisition of Belden's Communications cable assets and for restructuring items and other charges (net of other credits), which are identified below. Operating income in the 2004 nine month period was $31.5 million as compared to $14.7 million for the 2003 nine month period. Adjusted EBITDA for the 2004 nine month period was $51.6 million as compared to Adjusted EBITDA of $44.3 million for the first nine months of 2003.

    Costs related to the Belden transaction, restructuring items and other charges (net of other credits) for the three and nine month periods ended September 30, 2004 were as follows:

       Belden transaction:

          - Accelerated depreciation of equipment to be idled as a result of equipment acquired from Belden (classified in "cost of goods sold"):
            $0.8 million and $1.1 million for the three and nine months ended September 30, 2004, respectively

          - Plant employee training costs for acquisition-related production capacity expansion (principally classified in "cost of goods sold"):
            $1.1 million and $1.7 million for the three and nine months ended September 30, 2004, respectively

       Restructuring items and other charges:

          - Financial restructuring costs and loss on early extinguishment of debt: $0.1 million and $1.9 million for the three and nine months ended September 30, 2004, respectively

       Other credits:

          - Accounting adjustments for reversal of certain excess insurance reserves recorded on the Company's opening balance sheet (classified in SG&A expenses): $0.5 million for the three and nine months ended September 30, 2004

    Business Segment Operating Results

    Communications Cable

    The Communications Cable segment ("Communications" segment) reported 2004 third quarter revenues of $158 million, a 74% increase over third quarter 2003 revenues of $91 million. On a copper adjusted basis 2004 third quarter revenues, which included revenues from the Belden asset acquisition, increased 52% as compared to the third quarter of 2003. For the 2004 nine month period, copper adjusted revenues increased 32% versus the comparable period of 2003.

    2004 third quarter sales included an estimated $52 million in revenues associated with the Belden asset acquisition, which was completed on June 1, 2004. Excluding acquisition-related revenues, sales in the Communications segment increased approximately 3% on a copper-adjusted basis in the 2004 third quarter and 10% for the first nine months of 2004, including an approximate 30% copper-adjusted increase in third quarter revenues from the copper premise and fiber optic wire and cable businesses.

    The Communications' segment gross margin percentage (copper-adjusted) expanded on both a year-over-year and sequential quarter basis, despite raw material cost increases. This increase reflected improved production absorption, full recovery of copper cost increases, and increased sales of higher margin, enhanced performance premise products. As a result of higher revenues and improving margins, Adjusted EBITDA for the Communications segment increased to $14.2 million in the third quarter of 2004, compared to $9.3 million in the second quarter of 2004 and $9.0 million in the third quarter of 2003.

    Magnet Wire and Distribution

    The Magnet Wire and Distribution segment (or "Magnet Wire" segment) reported 2004 third quarter revenues of $154 million, compared to revenues of $117 million in the third quarter of 2003. The Magnet Wire segment achieved its third consecutive quarter of comparative revenue growth, with copper- adjusted revenues increasing in the September 2004 quarter by 11% compared to the third quarter of 2003. For the 2004 nine month period, copper adjusted revenues grew by 6% versus the comparable period in 2003.

    Third quarter 2004 results reflected continued strong revenue growth in the Company's distribution subsidiary, Essex Brownell, as well as strong demand for magnet wire in the energy sector. In addition, the recently completed acquisition of customer contracts from Nexans resulted in estimated incremental revenues of approximately $2.5 million for the period from September 8 through September 30, 2004.

    Adjusted EBITDA for the Magnet Wire segment was $9.4 million in the 2004 third quarter, an increase of $1.6 million over the prior year third quarter. The Magnet Wire segment incurred increased manufacturing costs in the current quarter, including natural gas, enamels, copper manufacturing premiums, and freight. A portion of these increased costs were recovered through price increases. Additionally, profitability was favorably impacted in the current quarter by increased production rates and improved cost absorption.

    Copper Rod

    The Copper Rod segment reported revenues of $71 million in the 2004 third quarter, representing a copper adjusted increase of 14% as compared to the 2003 third quarter. For the 2004 nine month period, copper adjusted revenues increased approximately 5% as compared to 2003.

    Corporate

    Corporate and other expenses increased by $1.1 million compared to the third quarter of 2003, reflecting increased costs for Sarbanes-Oxley compliance and higher non-cash compensation expense charges.

    Debt, Capital Structure and Liquidity

    The Company reported total debt at September 30, 2004 of approximately $321 million and net debt (debt net of cash and cash equivalents) of approximately $317 million. This compares with net debt of approximately $299 million at June 30, 2004. The increase in debt in the current quarter reflects an $8 million special payment for underfunded pension liabilities made in September and payment of $12 million for the Nexans acquisition and related expenses.

    Net working capital (excluding cash) increased by $19 million during the third quarter. This increase included the impact of inventories acquired from Nexans ($10 million) and an increase in receivables. Partially offsetting these items was an approximate $7 million expansion in accounts payable reflecting the impact of restoration of certain vendor credit arrangements.

    The Company's total debt at September 30, 2004 included $58 million outstanding on its revolving credit facility. The Company had in excess of $110 million in cash and available liquidity under its revolving credit facility at September 30, 2004.

    Stephen Carter's CEO Comments

    Commenting on third quarter results, Stephen M. Carter, Chief Executive Officer of Superior Essex, noted "We are very pleased with the results we achieved in the third quarter. For the third consecutive quarter we posted strong revenue growth both year-over-year and sequentially. This top line growth was accompanied by increasing profitability, as we reported both year- over-year and sequential quarter gains in Adjusted EBITDA and net income."

    "These results reflect organic expansion in each of our core businesses. In our Communications segment, we achieved top line growth in all of our major product segments, indicating continued strengthening in our end markets. In our Magnet Wire segment, the copper adjusted revenue gains reflect a general improvement in the industrial economy that began earlier in the year and the continued expansion of our distribution business, Essex Brownell."

    "In addition to organic growth, we also have benefited from the Belden and Nexans transactions, which have enhanced our two core businesses."

    "We have completed a successful transition of Belden's customer base and are continuing to ramp up production levels to accommodate the increased sales volume. Once production facilities are operating at optimal levels, we expect to realize enhanced EBITDA margins on these incremental sales."

    "We believe the Nexans U.S. asset acquisition completed in September positions us well in the North American magnet wire market by providing our plants with incremental volume and by reducing excess industry capacity. The customer contracts we acquired are generally short-term in nature and represent annualized revenues of approximately $40-50 million at current copper prices. We are pursuing targeted customer retention at reasonable profit levels as these contracts expire at the end of 2004 and throughout 2005."

    "In addition to strengthening our position in the North American magnet wire market, we are continuing to evaluate, and are actively pursuing, a strategic entry into the Chinese magnet wire market."

    "Turning to our balance sheet, our debt levels did increase during the third quarter due to funding of past pension obligations, the Nexans transaction, and higher net working capital. However, on an operating basis, we generated positive cash flow, reflecting the overall profitability of our businesses and the stability of our balance sheet."

    Outlook

    "The fourth quarter has historically been a seasonally slower period for our core businesses, with revenues declining, on average, 10-15% sequentially. Adjusted EBITDA has generally declined at a greater rate due to cost absorption impacts."

    "In the fourth quarter we do expect to experience the normal seasonal revenue declines and the related impact on cost absorption and margins. However, we still expect to achieve fourth quarter 2004 year-over-year Adjusted EBITDA gains and report positive net income."

    Analyst Call Information

    Superior Essex will host an analyst call at 9:30 a.m. (ET), November 4, 2004. During the call, the Company will discuss earnings results and will provide general business updates.

    The dial-in number for financial analysts is 800-362-0571. To participate, please dial in a few minutes before the scheduled time. The media and the public are invited to listen to the call at http://www.superioressex.com .

    A replay of the call will be available through November 11, 2004 by dialing 800-839-5495. A webcast replay will also be archived for a limited period on the Company's website at http://www.superioressex.com .

    About Superior Essex

    Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEM) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company's website at http://www.superioressex.com .

    Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends, spending reductions by the telephone industry, intense competition, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, the migration of magnet wire demand to China, fluctuations in the supply and pricing of copper and other principal raw materials, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to successfully complete and integrate our acquisition of assets from Belden and Nexans and identify, finance and integrate other acquisitions; and other risk factors detailed in Superior Essex's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2003.

    Superior Essex Inc.
    Consolidated Income Statements (1)
    Three Months Ended September 30
    ($ in millions, except share and per share data)

                                     Superior Essex Inc. Superior TeleCom Inc.
                                     Three months ended   Three months ended
                                           9/30/04              9/30/03

    Net sales                                $382.2               $247.7
    Cost of sales (3)                         345.1                219.7

    Gross profit                               37.1                 28.0
    Operating expenses:
      Selling, general and administrative      24.0                 20.7
      Restructuring items and other charges     0.1                  2.1
      Total operating expenses                 24.1                 22.8

    Operating income                           13.0                  5.2
    Other income (expense):
      Interest expense                         (7.3)                (2.2)
      Other, net                                0.4                 (0.3)
      Total interest and other income
       (expense)                               (6.9)                (2.5)

    Income before reorganization items
     and income taxes                           6.1                  2.7
    Reorganization items (2)                      -                 (7.3)
    Income tax (expense) benefit               (2.6)                 0.2

    Net income (loss)                          $3.5                $(4.4)

    Earnings (loss) per common share
      Basic                                   $0.21               $(0.20)
      Diluted                                 $0.21               $(0.20)

    Shares used for computation (000s)
      Basic                                  16,532               21,845
      Diluted                                16,645               21,845

    (1) Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003. All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company. Superior Essex Inc. financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.'s Plan of Reorganization, and the application of fresh-start reporting. Superior Essex Inc.'s financial results are therefore not comparable with those of Superior TeleCom Inc.

    (2) Reorganization items for the three months ended 9/30/03 consist of the following:
          Professional fees                                       $(4.4)
          Adjustment to pre-petition liabilities                     -
          Deferred debt issue costs                                  -
          Settlement of pre-petition liabilities                    0.2
          Other                                                    (3.1)
            Total                                                 $(7.3)

    (3) Included in cost of sales for the three months ended September 30, 2004 are $1.9 million in transition costs related to the Company's June 1, 2004 acquisition of certain North American communications cable assets of Belden, Inc.

    Superior Essex Inc.
    Consolidated Income Statements (1)
    Nine Months Ended September 30
    ($ in millions, except share and per share data)

                                     Superior Essex Inc. Superior TeleCom Inc.
                                      Nine months ended    Nine months ended
                                           9/30/04              9/30/03

    Net sales                              $1,041.4               $746.0
    Cost of sales (3)                         941.1                661.9

    Gross profit                              100.3                 84.1
    Operating expenses:
      Selling, general and administrative      67.3                 62.4
      Restructuring items and other charges     1.5                  7.0
      Total operating expenses                 68.8                 69.4

    Operating income                           31.5                 14.7
    Other income (expense):
      Interest expense                        (19.3)               (25.1)
      Early extinguishment of debt             (0.4)                  -
      Other, net                                0.2                 (0.3)
      Total interest and other income
       (expense)                              (19.5)               (25.4)

    Income (loss) before reorganization
     items, income taxes and
     distributions on preferred
     securities                                12.0                (10.7)
    Reorganization items (2)                     -                 (40.3)
    Income tax (expense) benefit               (5.1)                 2.2
    Distributions on preferred securities        -                  (5.1)

    Net income (loss)                          $6.9               $(53.9)

    Earnings (loss) per common share
      Basic                                   $0.42               $(2.47)
      Diluted                                 $0.42               $(2.47)

    Shares used for computation (000s)
      Basic                                  16,516               21,804
      Diluted                                16,620               21,804

    (1) Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003. All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company. Superior Essex Inc. financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.'s Plan of Reorganization, and the application of fresh-start reporting. Superior Essex Inc.'s financial results are therefore not comparable with those of Superior TeleCom Inc.

    (2) Reorganization items for the nine months ended 9/30/03 consist of the following:
          Professional fees                                       $(11.2)
          Adjustment to pre-petition liabilities                   (27.0)
          Write-off deferred debt issue costs                       (3.5)
          Settlement of pre-petition liabilities                     5.2
          Other                                                     (3.8)
            Total                                                 $(40.3)

    (3) Included in cost of sales for the nine months ended September 30, 2004 are $2.8 million in transition costs related to the Company's June 1, 2004 acquisition of certain North American communications cable assets of Belden, Inc.

    Superior Essex Inc.
    Consolidated Balance Sheets
    ($ in millions)

                                       September 30, 2004   December 31, 2003
    ASSETS

    Current assets:
      Cash and cash equivalents                $4.1                $10.6
      Accounts receivable, net                178.8                100.9
      Inventories, net                        168.0                119.8
      Other current assets                     17.8                 23.3
        Total current assets                  368.7                254.6
      Property, plant and equipment (net of
       accumulated depreciation)              239.9                223.3
      Intangibles and other assets, net        44.0                  9.0
        TOTAL ASSETS                         $652.6               $486.9

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
      Short-term borrowings                   $58.5                $42.7
      Accounts payable                         68.2                 35.9
      Accrued expenses                         63.0                 58.2
        Total current liabilities             189.7                136.8
      Long-term debt                          262.3                157.0
      Other long-term liabilities              27.8                 29.2
        Total liabilities                     479.8                323.0

    Stockholders' equity                      172.8                163.9

    TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY                                  $652.6               $486.9

    Financial Measures and Key Operating Metrics

    We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

    Due to the recent increases in copper costs (more than 60% in the first nine months of 2004 compared to the first nine months of 2003) and the resulting impact on reported revenues, the Company is providing supplemental, non-GAAP sales comparisons at a constant cost of copper ($0.80 COMEX cost per pound) to aid in analyzing period-to-period revenues.

    Earnings before interest, taxes, depreciation and amortization, or "EBITDA," is a performance metric we use and which is used by other companies. Management believes that EBITDA is a useful adjunct to net income and other measurements under GAAP because it is a meaningful measure of a company's performance, as interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness, capital purchasing practices and interest rates. We have included below a reconciliation of EBITDA to operating income and net income, the GAAP financial measures most directly comparable to EBITDA.

    EBITDA as used by the Company may not be comparable to a similarly titled measure of another company.

    The Company also uses the term "Adjusted EBITDA." Adjusted EBITDA excludes costs incurred in connection with the reorganization of Superior TeleCom, non-cash compensation expenses and transition costs associated with acquisitions. The Company believes this measure is useful in analyzing the underlying operating performance of the Company before the impact of these costs. EBITDA and Adjusted EBITDA also assist management in evaluating operating performance and are sometimes used to evaluate performance for executive compensation. We have included a reconciliation of EBITDA to Adjusted EBITDA.

    EBITDA and Adjusted EBITDA are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income
(loss), loss from continuing operations or operating income (loss) as determined in accordance with GAAP. EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income (loss), loss from continuing operations or operating income (loss). By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the decreases in the value of assets that produce revenue for the Company. By excluding the costs of the Superior TeleCom restructuring and certain transition costs related to acquisitions in Adjusted EBITDA, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

    The following terms used in this press release have the following meanings:

     "EBITDA" is operating income adding back depreciation and amortization.

     "Adjusted EBITDA" is EBITDA, adding back all costs and charges in connection with Superior TeleCom's financial restructuring, transition costs related to acquisitions, and non-cash compensation expenses and other charges.

     "Copper adjusted revenues" means revenues adjusted to a constant $0.80/lb
      COMEX cost of copper.

    Superior Essex Inc.
    Supplemental Financial Information (1)
    Three Months Ended September 30, 2004 and September 30, 2003
    ($ in millions)
                                     Superior Essex Inc. Superior TeleCom Inc.
                                      Three months ended   Three months ended
                                            9/30/04             9/30/03

    Net sales
    Communications Cable                     $157.8                $90.8
    Magnet Wire and Distribution              153.5                116.8
    Copper Rod                                 70.9                 40.1
                                             $382.2               $247.7

    Net sales, copper price adjusted (2)
    Communications Cable                     $140.0                $91.9
    Magnet Wire and Distribution              131.3                118.4
    Copper Rod                                 45.8                 40.1
    Net sales, copper price adjusted         $317.1               $250.4
      Constant cost of copper adjustment       65.1                 (2.7)
      Net sales (GAAP)                       $382.2               $247.7

    Adjusted EBITDA
    EBITDA (3)                                $18.8                $12.4
    Add back:
      Restructuring items and other charges     0.1                  2.1
      Transition costs associated with
       acquisition                              1.1                   -
      Non-cash employee compensation            0.6                  0.1
      Other                                    (0.2)                (0.1)
                                              $20.4                $14.5

    Adjusted EBITDA by segment
    Communications Cable                      $14.2                 $9.0
    Magnet Wire and Distribution                9.4                  7.8
    Copper Rod                                  0.2                  0.4
    Corporate and other                        (3.4)                (2.7)

                                              $20.4                $14.5

    (1) Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003. All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company. Superior Essex Inc. financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.'s Plan of Reorganization, and the application of fresh-start reporting, including in certain instances, new cost bases and depreciation bases for the assets acquired from Superior TeleCom Inc.

    (2) Adjusted to a constant $0.80 COMEX copper cost per pound

    (3) The reconciliation from net income to EBITDA is as follows:

      Net income (loss)                        $3.5                $(4.4)
      Add back:
        Income tax expense (benefit)            2.6                 (0.2)
        Reorganization items                      -                  7.3
        Total interest and other expense
         (net)                                  6.9                  2.5
      Operating income                        $13.0                 $5.2
        Add back depreciation/amortization      5.8                  7.2
      EBITDA                                  $18.8                $12.4

    Superior Essex Inc.
    Supplemental Financial Information (1)
    Nine Months Ended September 30, 2004 and September 30, 2003
    ($ in millions)

                                     Superior Essex Inc. Superior TeleCom Inc.
                                      Nine months ended    Nine months ended
                                            9/30/04             9/30/03
    Net sales
    Communications Cable                      $379.4              $258.9
    Magnet Wire and Distribution               453.0               360.9
    Copper Rod                                 209.0               126.2
                                            $1,041.4              $746.0

    Net sales, copper price adjusted (2)
    Communications Cable                      $347.1              $263.5
    Magnet Wire and Distribution               390.9               369.3
    Copper Rod                                 137.9               130.8
    Net sales, copper price adjusted          $875.9              $763.6
      Constant cost of copper adjustment       165.5               (17.6)
      Net sales (GAAP)                      $1,041.4              $746.0

    Adjusted EBITDA
    EBITDA (3)                                 $47.2               $36.8
    Add back:
      Restructuring items and other charges      1.5                 7.0
      Transition costs associated with
       acquisition                               1.7                  -
      Non-cash employee compensation             1.5                 0.8
      Other                                     (0.3)               (0.3)
                                               $51.6               $44.3

    Adjusted EBITDA by segment
    Communications Cable                       $29.8               $25.2
    Magnet Wire and Distribution                29.9                26.9
    Copper Rod                                   1.3                 0.3
    Corporate and other                         (9.4)               (8.1)

                                               $51.6               $44.3

    (1) Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003. All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company. Superior Essex Inc. financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.'s Plan of Reorganization, and the application of fresh-start reporting, including in certain instances, new cost bases and depreciation bases for the assets acquired from Superior TeleCom Inc.

    (2) Adjusted to a constant $0.80 COMEX copper cost per pound

    (3) The reconciliation from net income to EBITDA is as follows:

      Net income (loss)                         $6.9              $(53.9)
      Add back:
        Distributions on preferred securities      -                 5.1
        Income tax expense (benefit)             5.1                (2.2)
      Reorganization items                         -                40.3
      Total interest and other expense
       (net)                                    19.5                25.4
      Operating income                         $31.5               $14.7
        Add back depreciation/amortization      15.7                22.1
      EBITDA                                   $47.2               $36.8

SOURCE  Superior Essex Inc.
    -0-                             11/03/2004
    /CONTACT: Hank Pennington, Director of Investor Relations of Superior Essex Inc., +1-770-657-6246/
    /Web site:  http://www.superioressex.com /
    (SESX)

CO:  Superior Essex Inc.
ST:  Georgia
IN:  TLS CPR OTC
SU:  ERN ERP CCA MAV